Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 14, 2015 is by and between CTD Holdings, a Florida corporation with its principal place of business at 14120 NW 126th Terrace, Alachua, FL 32615 (together with its subsidiaries, the “ Company ”), and Dr. Sharon Hrynkow, a resident of Annandale, Virginia (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive now desire to enter into this Agreement, which supersedes any offer letter and sets forth the terms and conditions of the Executive’s continuing employment with the Company.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.      Employment. The Company hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Company, upon the terms and subject to the conditions set forth herein. The Executive shall continue to serve as Senior Vice President for Medical Affairs of the Company and such other office or offices to which Executive may be appointed or elected by the Board of Directors of the Company (the “Board of Directors”). Subject to the direction and supervision of the Board of Directors, the Executive shall perform such duties as are customarily associated with the offices of Senior Vice President for Medical Affairs and such other offices to which Executive may be appointed or elected by the Board of Directors and such additional duties as the Board of Directors may determine. The Executive will report directly to the Chief Executive Officer. During the term of employment, the Executive will devote the Executive’s best efforts and full time and attention during normal business hours to the business and affairs of the Company, with the exception of professional advisory boards in keeping with the Executive’s standing in her community and non-competitive consulting activities in global health through her LLC, which is known to CTD, for up to 8 hours per month and not on CTD’s time.

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2.      Term. Subject to the provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall begin on the date hereof and shall terminate on the second anniversary of the date hereof (the “Initial Term”). Unless the Company notifies the Executive that her employment under this Agreement will not be extended or the Executive notifies the Company that she is not willing to extend his employment, the term of his employment under this Agreement shall automatically be extended for additional one (1) year periods on the same terms and conditions as set forth herein (individually and collectively, the “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.”

3.      Notice of Non-Renewal. If the Company or the Executive elects not to extend the Executive’s employment under this Agreement, the electing party shall do so by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term.

4.      Compensation.

a.       Base Salary. Until termination of the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay the Executive a base salary (“Base Salary”) of $150,000 per annum, which shall be payable to the Executive in regular installments in accordance with the Company’s general payroll policies and practices. The Executive’s compensation will be reviewed periodically by the Board of Directors of the Company, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board of Directors of the Company, or any such committee or subcommittee, in their sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.

b.       Bonus. In the event either the Company or the Executive, or both, respectively achieve certain financial performance and personal performance targets of the Company (as established by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated) pursuant to a cash compensation incentive plan or similar plan or arrangement established by the Company, the Company shall pay to the Executive an annual cash bonus during the Term of this Agreement pursuant to the terms of such plan or arrangement. This bonus, if any, shall be paid to the Executive by March 15 of the year following the year in which the services, which gave rise to the bonus were performed. The Board of Directors of the Company (or applicable committee or subcommittee) may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of the Executive, among other factors, and may, in their sole discretion, amend the cash compensation incentive or similar plan or arrangement in any manner it may deem appropriate; provided, however , that any such amendment to the plan or arrangement shall not affect the Executive’s right to participate in such amended plan or plans.

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c.      Equity. The Executive will be eligible to receive equity grants according to the Long-Term Incentive program, which will be put in force during the calendar year 2015. Furthermore she will receive at the first anniversary of the contract a grant of 100,000 shares of the Company, which are fully vested

d.      Benefits. The Executive shall be entitled to twenty (20) days of paid time off annually to be used at the Executive’s discretion for vacation or absence due to illness of the Executive or his immediate family. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. In the case of the retirement program, the matching component will commence within 3 months of signing of this agreement. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. The Executive and her family will be eligible to take part in the healthcare plan of the Company. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives.

e.      Expenses Incurred in Performance of Duties. The Company shall pay or promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to business expenses. The Executive shall be reimbursed for such expenses no later than thirty days following the submission of documentation of expenses incurred.

f.       Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

g.       Sign-on Bonus. The Company will extend to the Executive a one-time signing bonus payment of $ 25,000 payable within 30 days

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5.0      Termination of Agreement.

5.1       General. During the term of this Agreement, the Company may, at any time and in its sole discretion, terminate this Agreement with or without Cause, effective as of the date of provision of written notice to the Executive thereof.

5.2      Effect of Termination with Cause. If the Executive’s employment with the Company shall be terminated with Cause during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the date of termination of the Executive’s employment with the Company (the “ Termination Date ”); and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive. For purposes of this Agreement, “ Cause ” shall mean: (i) the engaging by the Executive in willful misconduct that is injurious to the Company or its affiliates, or (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Executive; provided that, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

5.3      Effect of Termination without Cause. If the Executive’s employment with the Company shall be terminated by the Company without Cause during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the Termination Date; and (ii) the Company shall pay to the Executive an amount equal to the Executive’s Base Salary, as in effect on the Termination Date, payable for a period of one (1) year from the Termination Date and on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to such termination. In addition to such Base Salary continuation, if the Executive’s employment with the Company is terminated by the Company without Cause, then Executive shall be entitled to receive any bonus payment described in Section 4b previously earned by the Executive (but not paid), payable as provided in Section4.b. For the avoidance of doubt, no bonus payment shall be “earned” within the meaning of the previous sentence unless the performance period applicable to such bonus has fully elapsed.

5.4      Resignation by the Executive. The Executive shall be entitled to resign the Executive’s employment with the Company at any time during the Term of this Agreement. If the Executive resigns during the Term of this Agreement: (i) the Company shall pay to the Executive the Base Salary earned through the Termination Date; and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.

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5.5      Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code of 1986 (the “ Code ”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“ Section 409A Taxes ”) if provided at the time otherwise required under this Agreement then (A) such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “ Payment Delay Period ”) and (B) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal). Any payments delayed pursuant to this Section 5.5 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.

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6.  Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

6.1 Non-Competition and Non-Solicitation. The Executive hereby covenants and agrees that during the Term of the Executive’s employment hereunder and for a period of one (1) year thereafter, Executive shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “ Competing Entity ”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of the Executive, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries or affiliated entities to leave the employ of the Company or any of its subsidiaries or affiliated entities; provided, that the Executive may, solely as an investment, hold equity securities of the Company and not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of the Executive are referred to herein as the “Restrictive Covenant.” The Executive acknowledges that she has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 6.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent Executive’s agreement to the foregoing.

In the event that, notwithstanding the foregoing, any of the provisions of this Section 6.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 6.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.

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6.2 Confidential Information.

(a) Obligation to Maintain Confidentiality. The Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s prior, current or potential business and (ii) not generally or publicly known. Therefore, the Executive agrees not to disclose or use for the Executive’s own account any of such Confidential Information, except as reasonably necessary for the performance of the Executive’s duties as an employee or director of the Company, without prior written consent of the Board of Directors, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that the Executive must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Executive’s employment with the Company, the Executive agrees to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (including copies thereof and electronic media) relating to the business of the Company (including, without limitation, all Confidential Information) that the Executive may then possess or have under the Executive’s control, other than such documents as are generally or publicly known (provided, that such documents are not known as a result of the Executive’s breach or actions in violation of this Agreement); and at any time thereafter, if any such materials are brought to the Executive’s attention or the Executive discovers them in the Executive’s possession, the Executive shall deliver such materials to the Company immediately upon such notice or discovery.

(b) Ownership of Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the time that the Executive is employed by the Company (“ Works ”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “ Company Works ”), the Executive shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. The Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. The Executive agrees not to use any Company Works for the Executive’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company. The Executive agrees to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense.

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(c) Third Party Information. The Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the time that the Executive is employed by the Company or serves on the Company’s Board of Directors and at all times thereafter, the Executive will hold information which the Executive knows, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with the Executive’s work for the Company, Third Party Information unless expressly authorized in writing by the Board of Directors or the information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.

          (d) Use of Information of Prior Employers. During the Term, the Executive shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive shall use in the performance of the Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

          (e) Disparaging Statements. During the time that the Executive is employed by the Company or serves on the Company’s Board of Directors and at all times thereafter, the Executive shall not disparage the Company or any of its officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit the Executive from making any general competitive statements or communications about the Company or their businesses in the ordinary course of competition. The Company agrees that (i) it shall not issue any public statements disparaging the Executive and (ii) it shall take reasonable steps to ensure that the senior executive officers of the Company shall not disparage the Executive. Notwithstanding the foregoing, nothing in this Section 6.2(e) shall prevent the Executive or the Company from enforcing any rights under this Agreement or any other agreement to which the Executive and the Company are party, or otherwise limit such enforcement.

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6.3 Enforcement. The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 6.1 or 6.2 by the Executive or any breach of Section 6.2(e) by the Company, and any breach of the terms of Section 6.1 or 6.2 by the Executive or Section 6.2(e) by the Company would result in irreparable injury and damage to the other party for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 6.1 or 6.2 by the Executive or of Section 6.2(e) by the Company, the Company or its successors or assigns or the Executive, as applicable, in addition to other rights and remedies existing in their or the Executive’s favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Section 6.1 or 6.2 (in the case of a breach by the Executive) or Section 6.2(e) (in the case of a breach by the Company) (without posting a bond or other security), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. The terms of this Section shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

7. Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Certificate of Incorporation of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 7 shall specifically survive the expiration or earlier termination of this Agreement.

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8. Entire agreement. This agreement constitutes the entire agreement between the parties and supersedes and prior understanding or representation of and kind preceding the date of this agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this agreement. This agreement may be modified in writing and any such modifications must be signed by both the company and the employee.

9. Severability. If any competent authority finds that any provision of this agreement (or any part of any provision) is invalid or unenforceable, that provision or part–provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this agreement shall not be affected.

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10. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

If to the Executive, to:

Dr. Sharon Hrynkow

4816 King Solomon Drive

Annandale, Virginia 22003

If to the Company, to:

ATTN: N. Scott Fine, CEO

CTD Holdings, Inc.

14120 NW 126th Terrace,

Alachua, FL 32615

In witness hereof, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CTD HOLDINGS, INC.		Executive

By:	/s/ N. Scott Fine	By:	/s/ Sharon Hrynkow

Name:	N. Scott Fine	Name:	Dr. Sharon Hrynkow

Title:	CEO	Title:	Senior Vice President for Medical Affairs

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